FOR IMMEDIATE RELEASE
January 31, 2013

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
REPORTS SECOND QUARTER 2013 OPERATING RESULTS

Fairfield, New Jersey, January 31, 2013 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended December 31, 2012 of $1,177,000 or $0.02 per diluted share.

The results represent a decrease of $483,000 compared to net income of $1,660,000, or $0.03 per diluted share, for the quarter ended September 30, 2012.  The decrease in net income between linked quarters reflected a decrease in net interest income and an increase in the provision for loan losses that were partially offset by an increase in non-interest income coupled with decreases in non-interest expense and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At December 31, 2012, Kearny Financial Corp. had total assets of $2.90 billion which included net loans receivable of $1.29 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.19 billion.  As of that same date, deposits and borrowings totaled $2.14 billion and $242.1 million, respectively, while stockholders’ equity totaled $491.8 million or 16.97% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended December 31, 2012 in comparison to those for the prior linked quarter ended September 30, 2012.  Comparative statement of condition information for June 30, 2012 and statement of operations information for the three and six months ended December 31, 2011 is also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended December 31, 2012 was $16.0 million, a decrease of $881,000 compared to net interest income of $16.9 million during the quarter ended September 30, 2012.  For those same comparative periods, the Company’s net interest margin decreased by 13 basis points to 2.42% from 2.55%.

The decrease in net interest income between linked quarters resulted from a decrease in interest income that was partially offset by a smaller decline in interest expense.  The decrease in interest income between linked periods was primarily attributable to a 20 basis point decline in the average yield on interest-earning assets to 3.30% for the quarter ended December 31, 2012 from 3.50% for the quarter ended September 30, 2012.  The net decline in average yield was reflected across all categories of interest-earning assets including loans, mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets.  These declines in average yield largely reflected the effects of reinvesting cash flows from accelerating loan and mortgage-backed security prepayments into comparatively lower yielding assets.  Additionally, the decline in average yield of the mortgage-backed securities portfolio also reflected the adverse effect of an increase in premium amortization attributable to such prepayments.

The impact on interest income from the net decline in the average yield on interest-earning assets was exacerbated by an overall net decrease of $9.2 million in their average balance comprising net decreases in the average balance of mortgage-backed securities and loans that were partially offset by increases in the average balance of non-mortgage-backed securities and other interest-earning assets.

As noted, the decrease in net interest income attributable to the decline in interest income between linked quarters was partially offset by a decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was attributable, in part, to an eight basis point decline in the average cost of interest-bearing liabilities which decreased to 1.05% for the quarter ended December 31, 2012 from 1.13% for the quarter ended September 30, 2012.  The reduction in average cost reflected declines across all categories of interest-bearing deposits including interest-bearing checking accounts, savings accounts and certificates of deposit, as well as declines in the average cost of Federal Home Loan Bank (“FHLB”) borrowings and that of other borrowings, comprised primarily of depositor sweep accounts.  The decrease in the average cost of FHLB advances reflected the Bank’s comparatively greater use of lower rate short-term advances during the current period for liquidity management purposes compared to the earlier period.

The decline in interest expense between linked periods also reflected a net decrease of $24.5 million in the average balance of interest-bearing liabilities with such declines reflecting a decrease in the average balance of interest-bearing deposits that was partially offset by an increase in the average balance of borrowings.  With regard to interest-bearing deposits, the net decrease reflected declines in the average balance of certificates of deposit that were partially offset by increases in the average balances of interest-bearing checking accounts and savings and club accounts.  The net increase in the average balance of borrowings reflected an increase in the average balance of FHLB advances, as noted above, as well as an increase in the average balance of depositor sweep accounts included in other borrowings.

Provision for Loan Losses

The provision for loan losses totaled $1.4 million for the quarter ended December 31, 2012 compared to a provision of $339,000 for the prior quarter ended September 30, 2012.  The greater provision in the current period partly reflected an increase in impairment losses identified on specific impaired loans compared to those recorded during the prior quarter.  However, the current period provision also reflected the comparatively greater growth in the balance of the non-impaired portion of the loan portfolio which is evaluated collectively for impairment using historical and environmental loss factors.  Such factors were updated during the current quarter in accordance with the Bank’s allowance for loan loss calculation methodology.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), decreased by $67,000 to $1,427,000 for the quarter ended December 31, 2012 from $1,494,000 for the quarter ended September 30, 2012.   The decrease in non-interest income was largely attributable to the absence in the current period of a gain recognized in miscellaneous income during the earlier comparative period that arose from the sale of a parcel of vacant land previously owned by the Bank.  The decrease in non-interest income also reflected declines in electronic banking and other fees and service charges due largely to the effects of Hurricane Sandy.  Such effects included a temporary decline in ATM activity and related fees coupled with the Bank’s waiver of deposit overdraft charges as an accommodation to its customers in the days following the storm.

Non-interest income also includes gains and losses on sale of REO.  For the quarter ended December 31, 2012, net REO sale losses totaled $239,000 compared to $294,000 for the quarter ended September 30, 2012 with losses during both comparative periods being primarily attributed to reducing the carrying value of various REO properties to reflect reductions in expected sales prices below the fair values at which the properties were previously being carried.  Where applicable, such losses were partially offset by REO sale gains.

At December 31, 2012, the Bank held a total of nine REO properties with an aggregate carrying value of $3.2 million.  Two properties with aggregate carrying values totaling $1.6 million were under contract for sale at December 31, 2012 with such values reflecting the net sale proceeds that the Bank expects to receive based upon the terms of those contracts.

Finally, non-interest income during the quarter ended December 31, 2012 reflected net gains on sale of securities totaling $1.1 million attributable to the sale of mortgage-backed securities totaling approximately $70.8 million during the quarter.  There were no sales of securities during the quarter ended September 30, 2012.

Non-interest Expense

Non-interest expense decreased by $82,000 to $15.2 million for the quarter ended December 31, 2012 from $15.3 million for the quarter ended September 30, 2012.  The decrease in non-interest expense primarily reflected declines in compensation expense, equipment and systems expense and miscellaneous expense with less noteworthy decreases also reported in advertising and marketing expense and deposit insurance expense.   The noted decreases were partially offset by an increase in occupancy expense coupled with a nominal increase in director compensation expense.

Several offsetting factors contributed to the net decrease in compensation expense including a decline in Employee Stock Ownership Plan (“ESOP”) expense reflecting the differences in average market price for the Company’s common shares between comparative periods.  The Company also reported an overall decline in employee wages and salary expenses primarily attributable to a decline in commission-related expenses.

The decrease in equipment and systems expenses partly reflected a comparative reduction in the amount of duplicate data communication service provider charges associated with the ongoing upgrades to the Bank’s wide area network infrastructure.  The decrease in equipment and systems expenses also reflected a reduction in overall information technology repairs and maintenance costs between periods.

The noted decline in miscellaneous expense was largely attributable to a decrease in both loan and REO-related expenses that were partially offset by an increase in professional and consulting service fees relating to independent loan review services, XBRL rendering of the Company’s financial statements as well as other consulting services relating to the growth and diversification of the Company’s sources of non-interest income.

The noted increase in occupancy expense largely reflected facility-related repairs and maintenance expenses necessitated by damage caused by Hurricane Sandy at a limited number of the Bank’s branches located in or near certain New Jersey shore communities.  In general, the facility-related damages caused by the hurricane were cosmetic in nature as evidenced by all 41 of the Bank’s branches re-opening within two weeks of the hurricane.

The remaining increases and decreases in non-interest expense noted above reflect normal operating fluctuations within the noted categories.

In an effort to offset a portion of the increase in operating expenses arising from its expanded commercial lending operations, management anticipates embarking on a comprehensive evaluation of all non-interest expenses with the goal of reducing current operating expenses, where practicable, while also controlling increases in operating expenses in the future.

Provision for Income Taxes

The provision for income taxes decreased by $285,000 to $518,000 for the quarter ended December 31, 2012 from $803,000 for the quarter ended September 30, 2012.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.  However, the variance also reflected the Bank’s recognition of a deferred income tax benefit during the prior quarter arising from a capital gain associated with the aforementioned sale of land for which no such benefit was recognized during the current period.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $1.1 million to $187.0 million at December 31, 2012 from $188.1 million at September 30, 2012.  The balance of cash and cash equivalents at December 31, 2012 reflected the incoming cash flows arising from the sale of approximately $70.8 million of mortgage-backed securities during the last month of the current quarter.  Such cash flows are expected to fund a portion of the Bank’s increasing volume of commercial loan originations during the subsequent quarter ending March 31, 2013.

Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives – particularly those relating to the expansion of its commercial lending functions.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $14.1 million to $1.30 billion at December 31, 2012 from $1.29 billion for the quarter ended September 30, 2012.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, of $40.2 million that was partially offset by a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $23.5 million.  For those same comparative periods, the outstanding balance of construction loans decreased $2.3 million while consumer loans decreased $127,000.

The Company’s strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources – continues to support the loan-related goals and objectives outlined in the Company’s business plan.  Over the past twelve months, the commercial loan portfolio has grown by approximately $140.3 million or 23.8% to $635.9 million or 48.8% of total loans at December 31, 2012 compared to $495.6 million or 40.3% of total loans at December 31, 2011.  The Company’s commercial loan origination and closing volume increased significantly during the quarter ended December 31, 2012 and it expects such volumes to remain robust over the near term.  Toward that end, the Company expects to continue expanding its commercial loan origination and acquisition resources in the coming quarters as part of the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

By contrast, the aggregate decline in the residential mortgage loan portfolio for the quarter ended December 31, 2012 continues to reflect a diminished level of “new purchase” loan demand resulting from a weak economy and lower real estate values.  The decline in the outstanding balance of the portfolio was exacerbated by accelerated refinancing activity resulting primarily from longer-term mortgage rates holding at historical lows during the current quarter.  Such declines in mortgage rates were largely attributable to the Federal Reserve’s efforts to stimulate the economy by driving longer term interest rates lower through quantitative easing.  Through this policy, the Federal Reserve has continued to aggressively purchase mortgage-backed securities in the open market thereby driving the yield on such securities, and their underlying mortgage loans, to historical lows.

As a portfolio lender cognizant of potential exposure to interest rate risk, the Company has generally refrained from lowering its long term, fixed rate residential mortgage rates to the levels available in the marketplace.  Consequently, a portion of the Company’s residential mortgage borrowers may continue to seek long term, fixed rate refinancing opportunities from other market resources resulting in further declines in the outstanding balance of its residential mortgage loan portfolio.  As part of the ongoing evolution of its business plan, the Company expects to evaluate various strategies that would enable it to support and expand its residential mortgage lending activities while effectively managing the associated business risks.

For the quarter ended December 31, 2012, the balance of the Company’s non-performing assets increased to a total of $35.5 million or 1.22% of total assets and comprised non-performing loans totaling $32.3 million, or 2.48% of total loans, plus nine REO properties totaling $3.2 million.  By comparison, at September 30, 2012, non-performing assets totaled $34.7 million or 1.19% of total assets and comprised non-performing loans totaling $30.4 million, or 2.36% of total loans, plus 11 REO properties totaling $4.3 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At December 31, 2012, the balance of non-performing loans included approximately $1.5 million of accruing loans over 90 days past due and $30.7 million of nonaccrual loans.  By comparison, at September 30, 2012, the balance of non-performing loans included approximately $454,000 of accruing loans over 90 days past due and $29.9 million of nonaccrual loans.  The noted increase in “accruing loans over 90 days past due” is largely attributable to an increase in non-delinquent “past maturity” loans that were in the process of being extended at December 31, 2012.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, decreased by $176.4 million to $1.03 billion at December 31, 2012 from $1.21 billion at September 30, 2012.  The net decrease partly reflected principal repayments, net of premium and discount amortization and accretion, totaling approximately $103.9 million which continued to reflect accelerating prepayments from borrower refinancings brought about by the historically low mortgage rates noted above.  Such repayments were augmented by security sales totaling $70.8 million and a decrease in the unrealized gain within the available for sale portion of the portfolio of approximately $9.6 million to $39.2 million at December 31,

2012 from $48.8 million at September 30, 2012.  These declines in the portfolio were partially offset by the Bank’s purchase of $6.7 million of 30-year, fixed rate agency pass-through securities that were acquired based upon their Community Reinvestment Act eligibility.

 The aggregate balance of non-mortgage backed securities increased by $142.9 million to $160.0 million at December 31, 2012 from $17.1 million at September 30, 2012.  The net increase primarily reflected purchases of agency debentures totaling $143.3 million during the quarter ended December 31, 2012 that was augmented by a net decrease of $328,000 in the unrealized loss on available for sale non-mortgage-backed securities to $1.4 million at December 31, 2012 from $1.8 million at September 30, 2012.

The Company is currently evaluating various investment portfolio diversification strategies.  Implementation of selected strategies are expected to broaden the eligible asset classes that may be held in the Company’s investment portfolio for the purposes of enhancing earnings and more effectively managing the business risks inherent in its investment portfolio and overall balance sheet.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, decreased by $1.3 million to $227.4 million at December 31, 2012 from $228.7 million at September 30, 2012.  The net decrease generally reflected normal fluctuations in the balances of other assets.

Deposits

The balance of total deposits decreased by $5.2 million to $2.14 billion at December 31, 2012 from $2.15 billion at September 30, 2012.  The net decrease in deposit balances primarily reflected a decline in the balance of interest-bearing deposits of $6.6 million that was partially offset by an increase in non-interest bearing deposits of $1.4 million.  The decrease in interest-bearing deposit accounts reflected a decline in certificates of deposit totaling $45.8 million which was partially offset by increases in the balances of interest-bearing checking accounts and savings accounts of $25.6 million and $13.6 million, respectively.  The decline in the balance of certificates of deposit was largely attributable to the Company’s active management of deposit pricing to support net interest rate spread and margin which continued to allow for some degree of controlled outflow of time deposits during the quarter ended December 31, 2012.

Borrowings

The Company reported a net decrease in borrowings of $8.1 million to $242.1 million at December 31, 2012 from $250.3 million at September 30, 2012.  The reported decrease primarily reflected an $8.1 million decrease in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits that was partially offset by the scheduled principal repayment of an amortizing advance from the FHLB.

Stockholders’ Equity and Capital Management

During the quarter ended December 31, 2012, stockholders’ equity decreased $4.9 million to $491.8 million from $496.7 million at September 30, 2012.  The decrease was largely attributable to a $5.5 million net decline in accumulated other comprehensive income primarily reflecting decreases in the net unrealized gains in investment securities available for sale.  This decrease was augmented by a $988,000 increase in Treasury stock reflecting the Company’s repurchase of 105,400 shares of its common stock during the period at an average price of $9.37 per share.  These declines were partially offset by net income of $1.2 million for the quarter ended December 31, 2012 coupled with a reduction of unearned ESOP shares for plan shares earned during the period.

At December 31, 2012, the Company’s total equity to assets ratio was 16.97% while the equity to assets ratio of the Bank was 16.27%.  As of that same date, the Bank’s Tier 1 leverage ratio was 12.36% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 24.60% and 25.37%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	December 31,	September 30,	June 30,
	2012	2012	2012
Selected Balance Sheet Data:
Cash and cash equivalents	$186,991	$188,071	$155,584

Securities available for sale	12,761	12,705	12,602
Securities held to maturity	147,225	4,368	34,662
Non-mortgage-backed securities	159,986	17,073	47,264

Loans receivable	1,302,012	1,287,831	1,284,236
Allowance for loan losses	(10,594)	(9,849)	(10,117)
Net loans receivable	1,291,418	1,277,982	1,274,119

Mortgage-backed securities available for sale	1,030,906	1,207,231	1,230,104
Mortgage-backed securities held to maturity	941	1,027	1,090
Mortgage-backed securities	1,031,847	1,208,258	1,231,194

Premises & equipment	37,813	38,118	38,677
Federal Home Loan Bank stock	14,140	14,141	14,142
Goodwill	108,591	108,591	108,591
Bank owned life insurance	49,894	49,501	48,615
Other assets	16,927	18,364	18,820
Total assets	$2,897,607	$2,920,099	$2,937,006

Non-interest bearing deposits	$167,400	$166,028	$165,118
Interest-bearing deposits	1,973,065	1,979,627	2,006,679
Deposits	2,140,465	2,145,655	2,171,797

Federal Home Loan Bank advances	211,115	211,174	211,232
Other borrowings	31,030	39,112	38,545
Borrowings	242,145	250,286	249,777

Other liabilities	23,210	27,454	23,815
Total liabilities	2,405,820	2,423,395	2,445,389

Stockholders' equity	491,787	496,704	491,617
Total liabilities & stockholders' equity	$2,897,607	$2,920,099	$2,937,006

Consolidated Capital Ratios:
Equity to assets at period end	16.97%	17.01%	16.74%
Tangible equity to tangible assets at period end (1)	13.12%	13.03%	12.87%

Share Data:
Outstanding shares (in thousands)	66,765	66,870	66,936
Closing price as reported by NASDAQ	$9.75	$9.74	$9.69
Equity per share	$7.37	$7.43	$7.34
Tangible equity per share (1)	$5.40	$5.39	$5.36

Asset Quality Ratios:
Non-performing loans to total loans	2.48%	2.36%	2.61%
Non-performing assets to total assets	1.22%	1.19%	1.27%
Allowance for loan losses to total loans	0.81%	0.76%	0.79%
Allowance for loan losses to non-performing loans	32.84%	32.43%	30.20%
______________________________
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Summary of Operations:
Interest income on:
Loans receivable	$15,165	$15,776	$16,216	$30,941	$32,684
Mortgage-backed securities	6,162	7,003	7,933	13,165	15,915
Non-mortgage-backed securities	280	232	345	512	881
Other interest-earning assets	195	195	182	390	377
Total interest-earning assets	21,802	23,206	24,676	45,008	49,857

Interest expense on:
Interest-bearing checking	470	546	641	1,016	1,454
Savings and clubs	225	282	311	507	733
Certificates of deposit	3,078	3,449	4,271	6,527	8,628
Total interest-bearing deposits	3,773	4,277	5,223	8,050	10,815
Federal Home Loan Bank advances	1,984	2,000	1,979	3,984	3,958
Other borrowings	51	54	56	105	119
Total borrowings	2,035	2,054	2,035	4,089	4,077
Total interest-bearing liabilities	5,808	6,331	7,258	12,139	14,892

Net interest income	15,994	16,875	17,418	32,869	34,965
Provision for loan losses	1,393	339	1,323	1,732	2,388
Net interest income after loan loss provision	14,601	16,536	16,095	31,137	32,577

Fees and service charges	617	629	639	1,246	1,265
Gain on securities, including other-than-temporary impairment	1,097	0	(5)	1,097	(5)
Loss on sale of real estate owned	(239)	(294)	(2,020)	(533)	(2,056)
Gain on sale of loans	0	0	123	0	309
Income from bank-owned life insurance	393	383	185	776	374
Electronic banking fees and charges	285	289	236	574	471
Miscellaneous	132	193	81	325	157
Total non-interest income	2,285	1,200	(761)	3,485	515

Salaries and employee benefits	8,791	8,812	8,383	17,603	16,544
Net occupancy expense of premises	1,655	1,598	1,596	3,253	3,181
Equipment and systems	1,896	1,977	1,774	3,873	3,743
Advertising and marketing	275	286	321	561	622
Federal deposit insurance premium	549	552	496	1,101	981
Directors' compensation	175	167	158	342	324
Miscellaneous	1,850	1,881	1,964	3,731	3,736
Total non-interest expense	15,191	15,273	14,692	30,464	29,131

Income before taxes	1,695	2,463	642	4,158	3,961
Provision for income taxes	518	803	172	1,321	1,473
Net income	$1,177	$1,660	$470	$2,837	$2,488

Per Share Data:
Net income per share - basic and diluted	$0.02	$0.03	$0.01	$0.04	$0.04
Weighted average number of common shares
outstanding - basic and diluted (in thousands)	66,188	66,256	66,498	66,222	66,733
Cash dividends per share (1)	$0.00	$0.00	$0.05	$0.00	$0.10
Dividend payout ratio (2)	0.0%	0.0%	163.9%	0.0%	62.6%
______________________________
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Average Balances:
Loans receivable	$1,283,239	$1,286,097	$1,234,821	$1,284,668	$1,247,537
Mortgage-backed securities	1,116,115	1,201,436	1,167,609	1,158,776	1,112,267
Non-mortgage-backed securities	105,384	46,975	74,510	76,179	97,880
Other interest-earning assets	139,650	119,046	156,831	129,347	184,951
Total interest-earning assets	2,644,388	2,653,554	2,633,771	2,648,970	2,642,635
Non-interest-earning assets	269,389	282,372	264,943	275,881	261,382
Total assets	$2,913,777	$2,935,926	$2,898,714	$2,924,851	$2,904,017

Interest-bearing checking	$483,908	$472,170	$450,711	$478,039	$450,648
Savings and clubs	435,957	431,570	405,760	433,764	404,681
Certificates of deposit	1,045,541	1,092,475	1,139,005	1,069,008	1,145,860
Total interest-bearing deposits	1,965,406	1,996,215	1,995,476	1,980,811	2,001,189
Federal Home Loan Bank advances	216,690	211,205	211,378	213,948	211,258
Other borrowings	36,857	36,031	34,496	36,443	35,230
Total borrowings	253,547	247,236	245,874	250,391	246,488
Total interest-bearing liabilities	2,218,953	2,243,451	2,241,350	2,231,202	2,247,677
Non-interest-bearing liabilities	202,978	200,306	168,839	201,641	168,350
Total liabilities	2,421,931	2,443,757	2,410,189	2,432,843	2,416,027
Stockholders' equity	491,846	492,169	488,525	492,008	487,990
Total liabilities and stockholders' equity	$2,913,777	$2,935,926	$2,898,714	$2,924,851	$2,904,017

Average interest-earning assets to average
interest-bearing liabilities	119.17%	118.28%	117.51%	118.72%	117.57%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Performance ratios:
Yield on average:
Loans receivable	4.73%	4.91%	5.25%	4.82%	5.25%
Mortgage-backed securities	2.21%	2.33%	2.72%	2.27%	2.86%
Non-mortgage-backed securities	1.07%	1.97%	1.85%	1.35%	1.80%
Other interest-earning assets	0.56%	0.66%	0.46%	0.60%	0.41%
Total interest-earning assets	3.30%	3.50%	3.75%	3.40%	3.77%

Cost of average:
Interest-bearing checking	0.39%	0.46%	0.57%	0.43%	0.65%
Savings and clubs	0.21%	0.26%	0.31%	0.23%	0.36%
Certificates of deposit	1.18%	1.26%	1.50%	1.22%	1.51%
Interest-bearing deposits	0.77%	0.86%	1.05%	0.81%	1.08%
Federal Home Loan Bank advances	3.66%	3.79%	3.74%	3.72%	3.75%
Other borrowings	0.55%	0.60%	0.65%	0.58%	0.68%
Total borrowings	3.21%	3.32%	3.31%	3.27%	3.31%
Total interest-bearing liabilities	1.05%	1.13%	1.30%	1.09%	1.33%

Net interest rate spread (1)	2.25%	2.37%	2.45%	2.31%	2.44%

Net interest margin (2)	2.42%	2.55%	2.65%	2.49%	2.65%

Non-interest income to average assets	0.31%	0.16%	-0.11%	0.24%	0.04%
Non-interest expense to average assets	2.09%	2.08%	2.03%	2.08%	2.01%

Efficiency ratio	83.11%	84.50%	88.21%	83.80%	82.11%

Return on average assets	0.16%	0.23%	0.06%	0.19%	0.17%
Return on average equity	0.96%	1.35%	0.38%	1.15%	1.02%
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(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.